EXHIBIT 10.10

SePARATION aGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between John W. Schoen of 1619 East Greenwood, Mt. Prospect, Illinois 60056 (“Employee”) and PCTEL, Inc., a Delaware corporation, including its employees, directors, officers, shareholders, successors and assigns (“Company” or “PCTEL”). Employee and PCTEL may collectively sometimes be referred to as the “Parties”.

WHEREAS, Employee and PCTEL have previously entered into the John W. Schoen Employment Agreement amended and restated on December 11, 2008 (“Employment Agreement”);

WHEREAS, PCTEL and Employee have also previously entered into one or more restricted stock and stock option award agreements, subject to the terms and conditions of PCTEL’s Stock Plan, as amended and restated (the “Stock Plan”);

WHEREAS, Employee’s employment with PCTEL will end on November 30, 2018 (the “Separation Date”); and

WHEREAS, the Parties desire to effect a final settlement of all claims and issues;

NOW, THEREFORE, in consideration of the execution hereof and the promises made herein, the Parties hereby agree as follows:

1.In accordance with Section 7(a)(i) of the Employment Agreement, PCTEL shall pay Employee twelve months of Employee’s current base salary (Three Hundred Ten Thousand Dollars ($310,000)), less applicable withholding, in twenty-four substantially equal payments made on each regular pay date following the execution and delivery to the Company of this Agreement, but in no event before five (5) business days have elapsed beyond the expiration of the revocation period for the release and waiver referred to in Section 15(f) below (the “Payment Date”).

2.In accordance with Section 7(a)(iii) of the Employment Agreement, PCTEL shall accelerate the vesting of an aggregate of 25,666 restricted shares of PCTEL common stock previously awarded to Employee, as follows:

(i)   5,000 from the grant identified as 4218,

(ii) 14,000 from the grant identified as 4554; and

(iii) 6,666 from the grant identified as 4595;

all of which would have vested on February 11, 2019.  All such restricted shares will vest on the Payment Date.

3.In addition, on the Separation Date the Employee may have vested options for PCTEL common stock (“Options”) remaining from the grants identified as number 3654 and 3740.  In accordance with the Stock Plan, Employee has a period of ninety (90) days from the Separation Date within which to exercise the Options.

4.Employee’s health insurance benefits will cease as of November 30, 2018.  Subject to Employee’s right to continue health insurance under COBRA, should Employee elect COBRA within the required period, in lieu of the contributory payment described in Section 7(a)(ii) of the Employment Agreement, PCTEL agrees to pay the entire cost of the COBRA premiums for a period of twelve (12) months for continued health coverage (i.e., medical, dental and vision as currently offered by Company) for Employee and Employee’s eligible dependents who received health care coverage under Company health care plans as of November 1, 2018.  Employee will be responsible for any and all COBRA payments thereafter.

5.On the next regular pay date following the Separation Date, Employee will be paid a lump sum (less applicable withholding) equivalent to earned but unused paid time off (PTO), if any, through the Separation Date.

6.On the next regular pay date following the Separation Date, Employee will receive a refund from the Employee Stock Purchase Program (ESPP), if applicable.

7.Employee will receive all retirement benefits for which Employee is eligible, if any, in accordance with the applicable benefit plan documents. Employee will cease and no longer accrue employee benefits, including but not limited to PTO, as of the Separation Date, and Employee’s participation in all other benefits and incidents of employment shall cease on the Separation Date.

8.Employee agrees that he will not take any action, or make any statement, whether orally or in writing (including through social media), which in any manner disparages or impugns the reputation or goodwill of PCTEL and that to do so will constitute a breach of this Agreement.

Confidential

9.Employee is to direct all requests for job references to PCTEL's Vice President, Corporate Resources and Chief Risk Officer, at 471 Brighton Drive, Bloomingdale, Illinois 60108, who will respond only to written reference inquiries with the following information: dates of employment, position held, and confirmation of last salary. To the extent that Employee directs reference requests to persons at PCTEL other than PCTEL's Vice President, Corporate Resources and Chief Risk Officer, PCTEL will not be liable for any statements made by such non-designated individuals regarding Employee.  Further, the Parties stipulate and agree that PCTEL has no liability for any statements made regarding Employee by persons not employed by PCTEL at the time such statements are made.

10.Employee represents and warrants that he has returned to PCTEL all PCTEL equipment and/or other property, including but not limited to the following:

Laptop computer (#2294) and peripherals;

Disks, computer files, thumb or other drives;

Company information;

Employee identification badge; and

Other materials which he had in his possession or subject to his control relating to PCTEL and/or any of its customers, vendors and/or employees (“Materials”).

Employee further warrants and acknowledges that he has not retained any such Materials (including any copies or duplicates thereof).

11.Employee agrees to submit an expense report to PCTEL for all unpaid legitimate business expenses incurred in connection with his employment with PCTEL no later than December 31, 2018.

12.Employee acknowledges that, during his employment, he may have become aware of trade secrets and other confidential, proprietary business information involving PCTEL or its customers. Employee further acknowledges that he is not to disclose any trade secrets, privileged or confidential information learned in the course of Employee's employment with PCTEL, and that pursuant to Section 10 above Employee is required to return to PCTEL any such trade secrets, privileged or confidential materials currently in his possession, whether in hard copy, or electronic format. If Employee has turned over such trade secret, privileged or confidential PCTEL information and/or documents, whether in hard copy or electronic format, to any third party, Employee is required, as a condition of this Agreement, to take all necessary efforts to retrieve such information and return it to PCTEL as well as to inform PCTEL's General Counsel of the identity of all such third parties so that PCTEL may take whatever action is necessary to retrieve its information.

13.In exchange for the payments and benefits set forth in this Agreement, Employee agrees to the following post-employment covenants:

(a)Employee agrees that for the one (1) year period following the Separation Date, he will not directly or indirectly encourage or solicit any individual to leave the employ of the Company without the Company's prior written consent.

(b)Employee agrees that for the one (1) year period following the Separation Date, he will not directly or indirectly be employed by or associated with, or receive compensation from, any competitor of the Company listed on Exhibit A hereto.

(c)Employee agrees that during the one (1) year period following the Separation Date, he will give written notice to his new employers of his obligations under this Agreement, including but not limited to this Section 13.  Further, during such period Employee agrees to promptly inform the Company, in writing, of the name and address of his subsequent employers.  Finally, Employee consents to the Company providing his subsequent employers with information, including a copy of this Agreement, regarding ongoing obligations under this Agreement.

The foregoing agreements are intended to supersede the obligations of Employee under paragraphs 5(g) and (h) of that certain Proprietary Information and Inventions Agreement effective November 12, 2001 (“PIIA”).

14.In exchange for the foregoing benefits and payments, Employee, for himself, his heirs, executors and administrators will release and forever discharge PCTEL from any and all legally waivable claims, demands, sums of money, contracts, controversies, agreements, promises, damages, costs, causes of action and liabilities of any kind or character whatsoever, from the beginning of time to the date Employee signs this Agreement, relating to his employment at PCTEL, including the termination of such employment, except insofar as it may be necessary to take action with respect to the enforcement of this Agreement or as specified in Section 15(d).  This release includes but is not limited to, all claims which could have been raised under any local, state or federal statute (including specifically under the Worker Adjustment and Retraining Act (WARN) or any similar state statute, if applicable), ordinance, regulation and/or under any express or implied contract and/or under common law.

15.With respect to the foregoing release and waiver, Employee acknowledges the following:

(a)The foregoing release and waiver is entered into knowingly, voluntarily and with the opportunity for advice by Employee's personal attorney.

(b)The entitlements set forth in this Agreement are in satisfaction of the Company’s obligations under the Employment Agreement.

(c)Nothing contained in this Agreement purports to release any of Employee's rights or claims that may arise after the date of execution of this Agreement.

(d)Nothing contained in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

(e)This Agreement shall not give rise to any legal rights or obligations with respect to any waiver of claims until Employee is afforded a period of forty-five (45) calendar days within which to consider the terms of this Agreement.

(f)Employee shall be afforded seven (7) calendar days following the execution of this Agreement within which Employee may revoke the Agreement insofar as it relates to the Age Discrimination in Employment Act, if applicable, and none of the terms and provisions of this Agreement shall become effective or enforceable with respect to any waiver of claims under the Age Discrimination in Employment Act until such revocation period has expired.  Any such revocation must be in writing, including email, and directed to Shelley J. Bacastow, Vice President and General Counsel, PCTEL, Inc., 471 Brighton Drive Bloomingdale, Illinois 60108.  Ms. Bacastow's email address is: shelley.bacastow@pctel.com and her telephone number is 630.339.2115.  Although such revocation must be in writing, Ms. Bacastow must also be informed by telephone of the revocation on or before the last day of the revocation period.

16.Employee acknowledges and agrees that if he breaches any of the terms of this Agreement, then PCTEL may (a) stop the payment of any benefits pursuant to this Agreement not yet paid; (b) seek recovery of any payments already made pursuant to this Agreement, and (c) seek the payment of all damages, costs and expenses (including reasonable attorneys' fees) incurred by PCTEL in connection with such suit, action or breach.

17.The Parties hereby stipulate and agree that nothing contained in this Agreement shall be construed as an admission of liability, culpability or wrongdoing by either Party.

18.The Parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without regard to choice of law or conflict of law principles.  The Parties further agree that any legal proceedings relating to this Agreement will be handled in accordance with paragraph 12(c) of the Employment Agreement (Arbitration and Equitable Relief); provided, however, if the provisions of such paragraph are disallowed, the Parties agree that any legal proceedings relating to this Agreement shall be instituted in federal or state court in Cook County, Illinois, and the Parties consent to the jurisdiction of such courts for such actions. The Parties agree to waive the right to a jury trial of any dispute or claim.

19.Should any provision of this Agreement, in whole or in part, be held invalid or unenforceable by operation of law or otherwise, all other provisions shall remain in full force and effect and the Parties agree that a court may modify any provision to make it valid or enforceable in whole or in part.

20.In addition to the specific portions of the Employment Agreement and PIIA expressly superseded in various provisions of this Agreement, this Agreement is also intended to supersede the Amended and Restated Management Retention Agreement dated April 8, 2013 between the Parties.  It is not, however, intended to supersede the Indemnification Agreement dated November 19, 2009 between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PCTEL, Inc.

Dated: 11/9/2018	By /s/Les Sgnilek
Les Sgnilek

Vice President, Corporate Resources and Chief Risk Officer

John W. Schoen

Dated: 11/9/2018	/s/ John W. Schoen

EXHIBIT A

PROHIBITED COMPANIES

The following are the entities referenced in section 13(c):

Airgain Inc.

Epiq Solutions

Mobile Mark, Inc.

Panorama Antennas Ltd.

Rohde & Schwarz GmbH & Co KG

Taoglas

Venture Corporation Limited

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